UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2014 (September 9, 2014)

Trenton Acquisition Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-54479	45-2258944
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 4th Floor New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

212-356-0509

(Registrant’s Telephone Number, Including Area Code)

c/o Samir Masri CPA Firm P.C., 175 Great Neck Road, Suite 403, Great Neck, NY 11021

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under “Item 5.01 Change In Control of Registrant” of this Current Report is incorporated into this Item 1.01 by reference.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under “Item 5.01 Change In Control of Registrant” of this Current Report is incorporated into this Item 1.01 by reference.

On September 9, 2014, pursuant to the Purchase Agreement, the Company sold 5,000,000 shares of common stock to the Purchasers for gross proceeds of $65,000.  The sale of the common stock was not subject to any underwriting discounts or commissions.

The common stock has not been registered under the Securities Act of 1933, as amended (the “Act”), in reliance on an exemption from registration under Section 4(2) of the Act, and Rule 506 promulgated thereunder, based on the fact that the investor is an “accredited investor,” as such term is defined in Rule 501 of Regulation D.  The common stock may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Section 5 – Corporate Governance and Management

Item 5.01 Changes In Control Of Registrant

On September 9, 2014, Trenton Acquisition Corp., a Delaware corporation (the “Company”), entered into and closed a Securities Purchase Agreement (the “Purchase Agreement”) with those certain purchasers listed therein (collectively, the “Purchasers”), whereby the Company sold 5,000,000 shares of the Company’s common stock to the Purchasers for an aggregate purchase price of $65,000. The sources of the Purchasers’ funds were their respective working capital.

Simultaneously with the entrance into the Purchase Agreement, the Company entered into and closed a Repurchase Agreement (the “Repurchase Agreement”) with its sole stockholder, NLBDIT 2010 Services, LLC, a Delaware limited liability company (“NLBDIT”), whereby NLBDIT sold and the Company repurchased 5,000,000 shares of the Company’s common stock for an aggregate purchase of $65,000.

As a result of the foregoing transactions, the Purchasers own 100% of the outstanding capital stock of the Company.  Mr. Arnold P. Kling is the Chief Executive Officer, President, Secretary and director of the Company and Mr. Thomas G. Pinou is the Chief Financial Officer of the Company. Rodman & Co, LLC is deemed to beneficially own the 3,250,000 shares of the Company’s common stock, representing 65% of the Company’s issued and outstanding shares and as a result has the ability to control the operations of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the closing of the Purchase Agreement and Repurchase Agreement on September 9, 2014, (the “Closing”), Samir N. Masri, the Company’s Chief Executive Officer, Chief Financial Officer, President, and Secretary, resigned from each executive officer position held effective upon the Closing and resigned as a director of the Company, effective as of September 21, 2014 (eleven days after the date that the Information Statement on Schedule 14F-1 (the “Schedule 14F-1”) was disseminated to the sole shareholder of the Company) (the “Effective Date”).  At the Closing, Mr. Kling was appointed the Chief Executive Officer, President and Secretary of the Company and Mr. Pinou was appointed the Chief Financial Officer of the Company, effective upon the Closing. As of Closing, Mr. Kling was elected as director of the Company, effective as of the Effective Date.

For the past 15 years, Mr. Kling has been the senior managing partner for a group of private equity investment funds that invest and manage early stage companies.  From 1993 to 1995 he was a senior executive and general counsel of a Nasdaq listed licensing and multimedia company.  From 1990 through 1993, Mr. Kling was an associate and partner in the corporate and financial services department of Tannenbaum, Helpern, Syracuse & Hirschtritt LLP, a mid-size New York law firm.  Mr. Kling received a Bachelor of Science degree from New York University in International Business in 1980 and a Juris Doctor degree from Benjamin Cardozo School of Law in 1983.  Mr. Kling currently also serves as a Director and President of Protalex, Inc. (OTCBB:PRTX), 24Holdings, Inc. (OTCBB:TWFH) and Newtown Lane Marketing, Incorporated (OTCBB: NTWN).

Currently Mr. Pinou is Chief Financial Officer of HC Wainwright & Co LLC, a broker dealer, and consults with other financial firms. Mr. Pinou was Chief Financial Officer of Rodman & Renshaw, LLC from March 1998 to March 2008 and was responsible for all the accounting, administration and operations of the firm. From 1995 to 1998, Mr. Pinou was Chief Financial Officer of Rodman & Renshaw Capital Group, Inc. Prior to 1995, Mr. Pinou was responsible for the Firm Trading and Syndicate accounting areas at Yamichi Securities, Dean Witter and Smith Barney. Mr. Pinou received his BBA from Pace University in 1982.

In connection with the change in the majority of the Company’s Board of Directors, on September 10, 2014, the Company filed a Schedule 14F-1 describing the resignation of Mr. Masri and the appointments of Mr. Kling and Mr. Pinou, and the information set forth in the Schedule 14F-1 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRENTON ACQUISITION CORP.

Date: September 11, 2014	By:	/s/ Arnold P. Kling
Name: Arnold Kling
Title: President